FOR IMMEDIATE RELEASE:	Contact:	Jackie Lapin/WPT: 818.707.1473 Suzie Ellis/WPT: 323.850.2935

WORLD POKER TOURTM (WPT) SEASON THREE:
FOXWOODS WORLD POKER FINALS

WPT and Foxwoods Set New Record with Fourth Largest Tournament in the History of $10K No Limit
Texas Hold’Em Poker

Third Annual World Poker Finals Draws 674 Players,
More than $6.7 Million Total Prize Money

Mashantucket, CT (November 14, 2004) – Foxwoods Resort Casino kicked off the seventh stop on the acclaimed WORLD POKER TOURTM (WPT) Saturday, setting new records for the sport of poker and the WPT. The largest poker room on the East Coast at the largest casino in the world attracted 674 players to this year’s World Poker Finals. This marks the biggest turnout ever for a WPT event and a dramatic increase over the tournament’s first-year attendance of 80 players just three years ago. Since joining the WPT, Foxwoods’ prize pool for the World Poker Finals has more than doubled every year. This year’s $6,765,000 prize pool ranks fourth in the history of $10K No Limit Texas Hold’Em tournament poker, a testament to the growing popularity of the WORLD POKER TOUR. Sixty players at Foxwoods will claim a piece of the prize money, with the winner earning $1,530,243 and a $25,500 seat at the season-ending WPT Championship in April 2005. The WORLD POKER TOUR is the highest rated series in the history of the Travel Channel, airing Wednesday nights at 9 p.m. ET/PT.

Individual stops on the WORLD POKER TOUR are now awarding prize pools that approach the $10 million total prize money of Season One’s 14 tournaments combined. In Season Three the total prize money has already reached $24,985,970, an $11,720,740 increase over Season Two stops to date. The WORLD POKER TOUR continues to average a “poker millionaire a month” in its 16-tournament season. Projected to reach a total of $70 million, Season Three’s prize pool is rising with every stop on the Tour. The high stakes action is attracting increasing numbers of players vying for the prize money and fans eager to witness the minting of a millionaire at the WPT Final Table.

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Fans are already turning out in record numbers to watch the tournament that has attracted amateur and professional players alike. Some of the most recognizable faces playing at the tables Saturday and Sunday included Annie Duke, Barry Greenstein, Chris Ferguson, Daniel Negreanu, Doyle Brunson, Erick Lindgren, Erik Seidel, Greg Raymer, Howard Lederer, James Woods, Jennifer Harman, John Juanda, Phil Hellmuth, Phil Ivey, Phil Laak, and Scottie Nguyen. The public is invited to be part of the WPT Final Table television audience, when the World Poker Finals concludes at Foxwoods on Wednesday, November 17. Fans will be admitted from the WPT Viewing Party in Grand Pequot Ballroom A. Admission is free and seating is first come, first serve; Viewing Party doors open at noon and seating begins at 3:30 p.m.

The eighth stop of the WORLD POKER TOUR’S 16-tournament season is the Five Diamond World Poker Classic, hosted by the Bellagio in Las Vegas from December 14th through the18th. For the complete tournament schedule and casino contacts, please visit www.worldpokertour.com.

ABOUT WPT ENTERPRISES, INC.

WPT Enterprises, Inc. (NASDAQ: WPTE) is a media and entertainment company engaged in the creation of branded entertainment through the development, production and marketing of televised programming based on poker and other gaming themes. To date, operations have principally revolved around the creation of the World Poker Tour brand through the production and licensing of a reality television series exhibited on the Travel Channel that is based on a circuit of previously-established high-stakes poker tournaments that has been affiliated under the “World Poker Tour” brand. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc. (NASDAQ: LACO).

(WPTEG)

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The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPT’s brand licensing, the development of new television and film projects, the development of WPT corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPT. These risks and uncertainties include, but are not limited to, WPT’s significant dependence on the Travel Channel as a source of revenue; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPT’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPT’s relationships with key licensing and strategic partners; and WPT’s dependence on its senior management team. For more information, review WPT’s filings with the Securities and Exchange Commission.

Editors Note: 300 dpi downloadable images available at www.media.worldpokertour.com.